RICHARDS, LAYTON & FINGER
A PROFESSIONAL ASSOCIATION
ONE RODNEY SQUARE
920 NORTH KING STREET
WILMINGTON, DELAWARE 19801
(302) 651-7700
FAX: (302) 651-7701
WWW.RLF.COM

May 31, 2005

Bond Trust Products LLC
Capital Office Center
3422 Old Capital Trail #188
Wilmington, DE 19808-6192

Re:   Bond Trust Products Trust A

Ladies and Gentlemen:

We have acted as special Delaware counsel for Bond Trust Products LLC (the “Registrant”) in connection with the issuance of $5,500,000 aggregate principal amount of Pass-Through Trust Certificates (the “Certificates”) by Bond Trust Products Trust A, a Delaware statutory trust (the “Trust”) created pursuant to a trust agreement (the “Trust Agreement”), dated as of May 31, 2005, among the Registrant, the trustees and administrative agent named therein. This opinion is being delivered to you at your request.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Trust Agreement;

(b)	A specimen of the Certificates;

(c)	The certificate of trust (the “Certificate of Trust”) which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 23, 2005; and

(d)	The Prospectus, dated November 5, 2004, as supplemented by the Prospectus Supplement, dated May 31, 2005, with respect to the Securities (collectively, the “Prospectus”).

Bond Trust Products LLC
May 31, 2005
Page Two

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Registrant and the Trust.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, (ii) except to the extent set forth in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us (other than the Trust) under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us (other than the Trust) has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us (other than the Trust) has duly authorized, executed and delivered such documents, and (vi) that the Securities have been delivered and sold as described in the Trust Agreement and as contemplated by the Prospectus. We have not participated in the preparation of the Registration Statement referred to below (except for providing our opinions with respect thereto) or the Prospectus and assume no responsibility for their contents, other than this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of laws and rules, regulations and orders thereunder as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Trust has been duly formed as a statutory trust under the Delaware Statutory Trust Act.

2.
Upon delivery against against payment therefor in accordance with the terms of the Underwriting Agreement dated May 31, 2005 by and among the Trust, the Registrant and Incapital LLC, the Certificates will be fully paid and nonassessable beneficial interests in the assets of the Trust.

Bond Trust Products LLC
May 31, 2005
Page Three

We hereby consent to be named under the heading “Legal Matters” in the Registration Statement on Form S-3 (the “Registration Statement”) which was filed by the Registrant with respect to the Securities as attorneys who passed upon the validity of the Securities and to the filing of a copy of this opinion as part of the Registrant's Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the Registration Statement, including this exhibit.

This opinion is furnished to you and for your benefit in connection with the above-referenced transaction. This opinion may not be relied on by you for any other purpose and may not be relied on by, nor may copies thereof be provided to, any other person, firm, corporation or entity for any purpose whatsoever without our prior written consent, except Morrison & Foerster LLP may rely on this opinion as if this opinion had been addressed to them.

Very truly yours,
/s/ Richards, Layton & Finger

EAM